Exhibit 99.B(d)(84)

Schedule B
to the
Sub-Advisory Agreement
between
SEI Investments Management Corporation
and
SSGA Funds Management, Inc.

Dated October 11, 2005, and as amended on January 26, 2012, March 30, 2012,
December 10, 2013, March 28, 2017 and March 13, 2023.

Pursuant to Paragraph 4, the Adviser shall pay the Sub-Adviser compensation at an annual rate as follows:

SEI Institutional Investments Trust

Large Cap Index Fund

[REDACTED]

Extended Market Index Fund

[REDACTED]

Dynamic Asset Allocation Fund

[REDACTED]1

S&P 500 Index Fund

[REDACTED]

1 [REDACTED]

Agreed and Accepted:

SEI Investments Management Corporation		SSGA Funds Management, Inc.

By:	/s/ James Smigiel	By:	/s/ Barry F.X. Smith

Name:	James Smigiel	Name:	Barry F.X. Smith

Title:	Chief Investment Officer	Title:	Executive Vice President

2